Filed Pursuant to Rule 433

Registration No. 333-202524

Dated May 11, 2016

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015, and

Equity Index Underlying Supplement dated March 5, 2015)

HSBC USA Inc.

Enhanced Averaging

Buffered Notes

▶	Enhanced Averaging Buffered Notes Linked to a basket consisting of the EURO STOXX 50® Index (40%), FTSETM 100 Index (20%), the TOPIX® Index (20%), the S&P/ASX 200 Index (10%) and the Swiss Market Index (10%)

▶	Maturity of approximately 3 years

▶	If the Final Basket Level is greater than or equal to 80% of the Initial Basket Level, between 1.30x and 1.40x uncapped exposure to any positive Average Reference Return of the Reference Asset based on the average Official Closing Levels of the Reference Asset Components on four Observation Dates beginning August 22, 2018

▶	If the Final Basket Level is less than 80% of the Initial Basket Level, 1.25x leveraged exposure to any decreases of the Reference Asset beyond 20% as of the Final Valuation Date, potentially offset by between 1.30x and 1.40x of any positive Average Reference Return

▶	The Notes do not guarantee any return of principal, and you could lose all of your investment

▶	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Enhanced Averaging Buffered Notes (each a “Note” and collectively the “Notes") will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the free writing prospectus to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the free writing prospectus to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-23 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement, and page S-2 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $970 and $1,000 per Note, which may be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-6 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1 See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-23 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Enhanced Averaging Buffered Notes

Linked to a Basket Consisting of the EURO STOXX 50® Index, the FTSETM 100 Index, the TOPIX® Index, the S&P/ASX 200 Index and the Swiss Market Index

Indicative Terms*
Principal Amount	$1,000 per Note
Reference Asset	A basket consisting of the following five indices (each, a “Reference Asset Component” and together, the “Reference Asset Components”): the EURO STOXX 50® Index (40%), FTSETM 100 Index (20%), the TOPIX® Index (20%), the S&P/ASX 200 Index (10%) and the Swiss Market Index (10%)
Term	Approximately 3 years
Payment at Maturity per Note

If the Final Basket Level is greater than or equal to the Buffer Level:

$1,000 + ($1,000 × Average Reference Return x Upside Participation Rate)

If the Final Basket Level is less than the Buffer Level:

$1,000 + [$1,000 × (a) (Final Reference Return + 20%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

If the Final Basket Level is less than the Buffer Level, you may lose up to 100% of your Principal Amount.

Upside Participation Rate	Between 130% and 140% (to be determined on the Pricing Date)
Downside Leverage Factor	125.00%
Buffer Level	80 (80% of the Initial Basket Level)
Average Reference Return	Average Basket Level – Initial Basket Level Initial Basket Level The Average Reference Return is floored at zero.
Final Reference Return	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	Set to 100 on the Pricing Date
Average Basket Level	100 × (1 + (the sum of each Average Component Return multiplied by its respective Component Weighting))
Final Basket Level	100 × (1 + (the sum of each Final Component Return multiplied by its respective Component Weighting))
Trade Date	May 23, 2016
Pricing Date	May 24, 2016
Original Issue Date	May 26, 2016
Final Valuation Date†	May 22, 2019
Maturity Date†	May 28, 2019
Observation Dates	See page FWP-5
CUSIP/ISIN	40433UMV5 / US40433UMV51

* As more fully described on page FWP-5.
†Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

The Notes

The Notes provide an opportunity for a potentially leveraged positive Average Reference Return if the Final Basket Level is greater than or equal to the Buffer Level. The Average Reference Return will be determined based upon the average of the Official Closing Levels of the Reference Asset Components on each of the four Observation Dates.

If the Final Basket Level is less than the Buffer Level, the Notes are subject to 1.25-to-1 exposure to any decreases of the Reference Asset beyond 20% as of the Final Valuation Date. However, that downside exposure would be offset by between 130% and 140% (to be determined on the Pricing Date) of any positive Average Reference Return. If the Final Basket Level is less than the Buffer Level, you may lose up to 100% of your Principal Amount.

Features of Quarterly Averaging

▶	The return on securities with a return that depends in part on quarterly averaging, such as the Notes, may be less volatile compared to securities where the return is fixed only from point to point. However, the effect of the quarterly averaging may reduce the return on the Notes under certain market conditions.

▶	As compared with the point to point payoff method, a quarterly averaging payoff method may yield a higher final return if the Reference Asset Components increase over the term of the Notes but decrease near the end. However, it may yield a lower final return if the Reference Asset Components decrease over most of the term of the Notes but increase near the end.

▶	Averaging will not reflect the full performance of the Reference Asset Components if the Reference Asset Components steadily increase over the term of the Notes.

▶	Please note that the return on the Notes will be affected by both the Average Reference Return and the Final Reference Return.

The offering period for the Notes is through May 23, 2016

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Information About the Reference Asset Components

EURO STOXX 50® Index

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

FTSE 100TM Index

The UKX is an index calculated, published and disseminated by FTSE, an independent company jointly owned by the London Stock Exchange and The Financial Times. The UKX measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange.

TOPIX® Index

The TPX is a free float-adjusted market capitalization-weighted index of all companies listed on the First Section of the Tokyo Stock Exchange. Publication of the TPX began on July 1, 1969, with a base point of 100 as of the base date of January 4, 1968. The TPX is published by the Tokyo Stock Exchange, Inc. (the “TSE”) and the TSE is responsible for calculating and publishing the TPX.

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S&P/ASX 200 Index

The S&P/ASX 200 Index includes 200 companies and covers approximately 80% of the Australian equity market by market capitalization. The S&P/ASX 200 Index is intended to provide exposure to the largest 200 eligible securities that are listed on the ASX by float-adjusted market capitalization.

Swiss Market Index

The Swiss Market Index is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the Swiss Stock Exchange. It is comprised of the 20 highest ranked stocks traded on the Swiss Stock Exchange that have a free float of 20% or more and that are not investment companies.

The graphs above illustrate the daily performance of each Reference Asset Component from January 1, 2008 through May 6, 2016. The Closing Levels in the graphs above were obtained from the Bloomberg Professional® Service. Past performance of any Reference Asset Component is not necessarily an indication of its future performance. For further information on each Reference Asset Component, please see “Information Relating to the Reference Asset Components” beginning on page FWP-15, “The EURO STOXX 50® Index”, the “FTSE 100TM Index” and “The TOPIX® Index” in the accompanying Equity Index Underlying Supplement. We have derived all disclosure regarding the Reference Asset Components from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset Components.

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HSBC USA Inc.

Enhanced Averaging Buffered Notes

Linked to a Basket Consisting of the EURO STOXX 50® Index, the FTSE 100TM Index, the TOPIX® Index, the S&P/ASX 200 Index, and the Swiss Market Index

The offering of Notes will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the performance of an unequally weighted basket consisting of the Reference Asset Components (together, the “Reference Asset”). The Notes are a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The Reference Asset consisting of the following five indices (each a “Reference Asset Component” and together, the “Reference Asset Components”): the EURO STOXX 50® Index, the FTSE 100TM Index, the TOPIX® Index, the S&P/ASX 200 Index, and the Swiss Market Index
Component Weightings:	40% for the SX5E, 20% for the UKX, 20% for the TPX, 10% for the AS51 and 10% for the SMI
Trade Date:	May 23, 2016
Pricing Date:	May 24, 2016
Original Issue Date:	May 26, 2016
Final Valuation Date:	May 22, 2019. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be May 28, 2019. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes–Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Observation Dates:	The 22nd of August, November, February and May, starting on August 22, 2018 and ending on the Final Valuation Date. There will be a total of four Observation Dates over the term of the Notes. If a scheduled Observation Date is not a scheduled trading day as to any Reference Asset Component, the next scheduled trading day will be that Observation Date for that Reference Asset Component. The Observation Dates are subject to adjustment as described under “Additional Terms of the Notes–Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity per Note:

If the Final Basket Level is greater than or equal to the Buffer Level:

$1,000 + ($1,000 × Average Reference Return x Upside Participation Rate)

If the Final Basket Level is less than the Buffer Level:

$1,000 + [$1,000 × (a) (Final Reference Return + 20%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

If the Final Basket Level is less than the Buffer Level, you may lose up to 100% of your investment.

Upside Participation Rate:	Between 130% and 140% (to be determined on the Pricing Date)
Downside Leverage Factor:	125.00%
Buffer Level:	80% of the Initial Basket Level
Average Reference Return:	The quotient, expressed as a percentage, calculated as follows: Average Basket Level – Initial Basket Level Initial Basket Level The Average Reference Return is floored at zero.
Final Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	Set to 100 on the Pricing Date

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Average Basket Level:	The Average Basket Level will be calculated as follows: 100 × (1 + (the sum of each Average Component Return multiplied by its respective Component Weighting))
Average Component Return:

For each of the Reference Asset Components, the Average Component Return refers to the average return for that Reference Asset Component. The return is expressed as the percentage change from the Initial Component Level of that Reference Asset Component to its Average Component Level, as follows:

Average Component Level – Initial Component Level

                              Initial Component Level

Final Basket Level:	The Final Basket Level will be calculated as follows: 100 × (1 + (the sum of each Final Component Return multiplied by its respective Component Weighting))
Final Component Return:

For each of the Reference Asset Components, the Final Component Return refers to the final return for that Reference Asset Component. The return is expressed as the percentage change from the Initial Component Level of that Reference Asset Component to its Final Component Level, as follows:

Final Component Level – Initial Component Level

                              Initial Component Level

Initial Component Level:	With respect to each Reference Asset Component, its Official Closing Level (as defined below) on the Pricing Date, as determined by the calculation agent.
Average Component Level:	The Average Component Level for each Reference Asset Component is equal to the arithmetic average of its Official Closing Levels on each of the four Observation Dates.
Final Component Level:	With respect to each Reference Asset Component, its Official Closing Level on the Final Valuation Date, as determined by the calculation agent.
Official Closing Level:	With respect to each Reference Asset Component, the Official Closing Level on any scheduled trading day will be determined by the calculation agent based upon the closing level of that index displayed on the following pages, as applicable, on the Bloomberg Professional® service: for the SX5E, page “SX5E <INDEX>”; for the UKX, page “UKX <INDEX>”; for the TPX, page “TPX <INDEX>”; for the AS51, page “AS51 <INDEX>,” and for the SMI, page “SMI <INDEX>”. With respect to any of the foregoing, if the level for the relevant Reference Asset Component is not so displayed on such page, the calculation agent may refer to the display on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40433UMV5 / US40433UMV51
Estimated Initial Value:	The Estimated Initial Value of the Notes may be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the free writing prospectus to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, may be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the free writing prospectus relating to the Notes.

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GENERAL

This free writing prospectus relates to the offering of Notes identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and beginning on page S-2 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you the Payment at Maturity, which is an amount in cash, described below:

If the Final Basket Level is greater than or equal to the Buffer Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Average Reference Return x Upside Participation Rate)

If the Final Basket Level is less than the Buffer Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (a) (Final Reference Return + 20%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

If the Final Basket Level is less than the Buffer Level, you may lose up to 100% of your investment.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

With respect to SX5E, Deutsche Börse AG is the reference sponsor. With respect to UKX, FTSE Group, an independent company jointly owned by the London Stock Exchange and The Financial Times, is the reference sponsor. With respect to the TPX, the Tokyo Stock Exchange, Inc. is the reference sponsor. With respect to the S&P/ASX 200 Index, S&P Dow Jones Indices LLC, a part of The McGraw-Hill Companies, Inc., is the reference sponsor. With respect to the SMI, the Geneva, Zurich, SIX Group Ltd., certain of its subsidiaries, and the Management Committee of SIX Swiss Exchange are the reference sponsors.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You seek an investment with leveraged returns linked to the potential positive average performance of the Reference Asset and you believe that the level of the basket will increase from the Pricing Date to the Final Valuation Date.

▶	You are willing to make an investment that is exposed to the negative Final Reference Return on a 1.25-to-1 basis for each percentage point that the Final Reference Return is less than -20%.

▶	You understand that you may lose your entire Principal Amount.

▶	You are willing to forgo dividends or other distributions paid on the stocks included in the Reference Asset Components.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You do not seek current income from your investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the Notes to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Final Basket Level will be less than the Buffer Level or that the Average Reference Return will not be sufficiently positive to provide you with your desired return.

▶	You are unwilling to make an investment that is exposed to the negative Final Reference Return on a 1.25-to-1 basis for each percentage point that the Final Reference Return is less than -20%.

▶	You are unwilling to risk losing your entire Principal Amount.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid on the stocks included in the Reference Asset Components.

▶	You seek current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the Notes to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-2 of the accompanying Equity Index Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks included in any Reference Asset Component. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement;

▶	“— General Risks Related to Indices” in the Equity Index Underlying Supplement;

▶	“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

▶	“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

You could lose up to 100% of the Principal Amount if the Final Basket Level is less than the Buffer Level. In such a case, unless the Average Reference Return is positive, investors will lose 1.25% of the Principal Amount for each 1% that the Final Basket Level is less than the Buffer Level. Even if the Average Reference Return is positive, if the Final Basket Level is less than the Buffer Level, you may lose a significant portion of your Principal Amount at maturity.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Average Basket Level may be less than the Final Basket Level.

The Average Basket Level is calculated by reference to the average of the Official Closing Levels of the Reference Asset Components on the Observation Dates, and may be less than the Final Basket Level. As a result, your return on the Notes may be less than you would receive if the Payment at Maturity was based solely on the Official Closing Levels of the Reference Asset Components on the Final Valuation Date. This difference could be particularly large if there is a significant increase in the Official Closing Levels of the Reference Asset Components during the latter portion of the term of the Notes. Additionally, the secondary market value of the Notes, if such a market exists, will be impacted by the Official Closing Levels of the Reference Asset Components on any previous Observation Dates, in that those levels will impact the Payment at Maturity.

The amount payable on the Notes is not linked to the levels of the Reference Asset Components at any time other than on the Observation Dates, including the Final Valuation Date.

The Average Basket Level and the Final Basket Level will be based on the Official Closing Levels of the Reference Asset Components on each of the Observation Dates and the Final Valuation Date, respectively, subject to postponement for non-trading days and certain Market Disruption Events. Even if the levels of the Reference Asset Components appreciate during the term of the Notes on days other than the Observation Dates, including the Final Valuation Date, but then decrease on one or more of the Observation Dates, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the levels of the Reference Asset Components prior to such decrease. Although the actual levels of the Reference Asset Components on the Maturity Date or at other times during the term of the Notes may be higher than their respective Average Component Levels or Final Component Levels, the Payment at Maturity will be based solely on the Official Closing Level of each Reference Asset Component on each of the Observation Dates, including the Final Valuation Date.

A change in the level of one or more Reference Asset Components may be offset by a change in the levels of the other Reference Asset Components.

A change in the level of one or more Reference Asset Components as of each Observation Date, including the Final Valuation Date, may not correlate with a change in the levels of the other Reference Asset Components. The level of one or more Reference Asset Components may increase, while the levels of the other Reference Asset Components may not increase as much, or may even decrease. Therefore, in calculating the level of the Reference Asset, an increase in the level of one or more Reference Asset Components may be moderated, or wholly offset, by lesser increases or decreases in the levels of the other Reference Asset

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Components. This effect is further amplified by the differing weights of the Reference Asset Components. Changes in the level of the SX5E, which is more heavily weighted in the basket, will have a larger impact than changes in the levels of the other Reference Asset Components.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Changes that affect the Reference Asset will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsors or reference issuer concerning additions, deletions and substitutions of the constituents comprising the Reference Asset Components and the manner in which the reference sponsors or reference issuer take account of certain changes affecting those constituents may affect the levels of the Reference Asset Components. The policies of the reference sponsors or reference issuer with respect to the calculation of the Reference Asset Components could also affect the levels of the Reference Asset Components. The reference sponsors or reference issuer may discontinue or suspend calculation or dissemination of the Reference Asset Components. Any such actions could affect the value of and return on the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, may be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and may be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Reference Asset Components and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If HSBC Securities (USA) Inc. were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 8 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

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Risks associated with non-U.S. companies.

The levels of the Reference Asset Components depend upon the stocks of companies located outside of the U.S. and thus involve risks associated with the home countries of those non-U.S. companies, some of which are and have been experiencing economic stress. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of these indices, as a result, the value of the Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities included in the Reference Asset Components are traded in currencies other than the U.S. dollar, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and these currencies. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the applicable Reference Asset Component, and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this free writing prospectus.

The Notes lack of liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” below and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Illustrative Examples

The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Basket Level. We cannot predict the Official Closing Levels of the Reference Asset Components. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset. With respect to the Notes, the Payment at Maturity may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The following examples assume the following:

▶	Principal Amount:	$1,000
▶	Hypothetical Upside Participation Rate:	135.00% (the actual Upside Participation Rate will be determined on the Pricing Date and will be between 130% and 140%)

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. You should not take the below illustration as an indication or assurance of the expected performance of the Reference Asset or return of the Notes.

Example 1: The Final Basket Level is greater than or equal to the Buffer Level and the Average Reference Return is 5%.

Average Reference Return:	5.00%
Payment at Maturity:	$1,067.50

In this example, the Payment at Maturity would be $1,067.50 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Average Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 5.00% × 135.00%)

= $1,067.50

Example 1 shows that you will receive a positive return on your Notes equal to the Average Reference Return multiplied by the hypothetical Upside Participation Rate of 135.00% when the Final Basket Level is greater than or equal to the Buffer Level and the Average Reference Return is positive.

Example 2: The Final Basket Level is greater than or equal to the Buffer Level and the (Average Basket Level – Initial Basket Level) / Initial Basket Level is -5%, and therefore the Average Reference Return is floored at 0%.

(Average Basket Level – Initial Basket Level) / Initial Basket Level	-5.00%
Average Reference Return:	0.00%
Payment at Maturity:	$1,000.00

In this example, although the Average Reference Return is negative, the Payment at Maturity would be $1,000.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Average Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 0.00% × 135.00%)

= $1,000.00

Because the Average Reference Return is floored at zero, the Payment at Maturity would be $1,000.00 per $1,000 Principal Amount (a zero return) if the Final Basket Level is greater than or equal to the Buffer Level and the Average Reference Return is negative.

Example 3: The Final Basket Level is less than the Buffer Level, but the Average Reference Return is positive and, together with the Upside Participation Rate, offsets the negative Final Reference Return.

Average Reference Return:	10.00%
Final Reference Return:	-27.00%
Payment at Maturity:	$1,047.50

In this example, the Payment at Maturity would be $1,047.50 per $1,000 Principal Amount, calculated as follows:

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$1,000 + [$1,000 × (a) (Final Reference Return + 20%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

= $1,000 + [$1,000 × (a) (-27% + 20%) × 125.00% + (b) (10.00% × 135.00%)]

= $1,047.50

Example 3 shows that when the Final Basket Level is less than the Buffer Level, you will receive a positive return on your Notes only if the sum of the Final Reference Return and 20%, multiplied by the Downside Leverage Factor, can be offset by the Average Reference Return multiplied by the Upside Participation Rate.

Example 4: The Final Basket Level is less than the Buffer Level, but the Average Reference Return is positive, but not enough to offset, together with the Upside Participation Rate, the negative Final Reference Return.

Average Reference Return:	5.00%
Final Reference Return:	-35.00%
Payment at Maturity:	$880.00

In this example, the Payment at Maturity would be $880.00 per $1,000 Principal Amount of the Notes, calculated as follows:

$1,000 + [$1,000 × (a) (Final Reference Return + 20%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

= $1,000 + [$1,000 × (a) (-35% + 20%) × 125.00% + (b) (5.00% × 135.00%)]

= $880.00

Example 4 shows that when the Final Basket Level is less than the Buffer Level, you will lose some of the Principal Amount if the sum of the Final Reference Return and 20%, multiplied by the Downside Leverage Factor, cannot be offset by the Average Reference Return multiplied by the Upside Participation Rate.

Example 5: The Final Basket Level is less than the Buffer Level and the (Average Basket Level – Initial Basket Level) / Initial Basket Level is -5%, and therefore the Average Reference Return is floored at 0%.

(Average Basket Level – Initial Basket Level) / Initial Basket Level	-5.00%
Average Reference Return:	0.00%
Final Reference Return:	-50.00%
Payment at Maturity:	$625.00

In this example, the Payment at Maturity would be $625.00 per $1,000 Principal Amount of the Notes, calculated as follows:

$1,000 + [$1,000 × (a) (Final Reference Return + 20%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

= $1,000 + [$1,000 × (a) (-50% + 20%) × 125.00% + (b) (0.00% × 135.00%)]

= $625.00

Example 5 shows that you are exposed on a 1.25-to-1 basis to declines in the level of the Reference Asset beyond -20% as of the Final Valuation Date, if the Average Reference Return is less than or equal to zero. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

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Information relating to the reference asset Components

THE EURO STOXX 50® INDEX

Description of the SX5E

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-11 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from January 1, 2008 through May 6, 2016. The closing level for the SX5E on May 6, 2016 was 2,936.84. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SX5E on any of the quarterly Observation Dates, including the Final Valuation Date.

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The FTSETM 100 Index

Description of the UKX

The UKX is an index calculated, published and disseminated by FTSE, an independent company jointly owned by the London Stock Exchange and The Financial Times. The UKX measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange.

For more information about the UKX, see “The FTSETM 100 Index” on page S-13 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the UKX

The following graph sets forth the historical performance of the UKX based on the daily historical closing levels from January 1, 2008 through May 6, 2016. The closing level for the UKX on May 6, 2016 was 6,125.70. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the UKX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the UKX on any of the quarterly Observation Dates, including the Final Valuation Date.

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The TOPIX® Index

Description of the TPX

The TPX is a free float-adjusted market capitalization-weighted index of all companies listed on the First Section of the Tokyo Stock Exchange. Publication of the TPX began on July 1, 1969, with a base point of 100 as of the base date of January 4, 1968. The TPX is published by the Tokyo Stock Exchange, Inc. (the “TSE”) and the TSE is responsible for calculating and publishing the TPX.

For more information about the TPX, see “The TOPIX® Index” beginning on page S-55 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the TPX

The following graph sets forth the historical performance of the TPX based on the daily historical closing levels from January 1, 2008 through May 6, 2016. The closing level for the TPX on May 6, 2016 was 1,298.32. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the TPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the TPX on any of the quarterly Observation Dates, including the Final Valuation Date.

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The S&P/ASX 200 Index

Description of the AS51

The S&P/ASX 200 Index (Bloomberg ticker “AS51”):

▪	was first launched in 1979 by the Australian Securities Exchange and was acquired and re-launched by its current Index sponsor on April 3, 2000; and

▪	is sponsored, calculated, published and disseminated by S&P.

The S&P/ASX 200 Index includes 200 companies and covers approximately 80% of the Australian equity market by market capitalization. As discussed below, the S&P/ASX 200 Index is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the Australian Securities Exchange (the “ASX”). All ordinary and preferred shares (if such preferred shares are not of a fixed income nature) listed on the ASX, including secondary listings, are eligible for the S&P/ASX 200 Index. Hybrid stocks, bonds, warrants, preferred stock that provides a guaranteed fixed return and listed investment companies are not eligible for inclusion.

The S&P/ASX 200 Index is intended to provide exposure to the largest 200 eligible securities that are listed on the ASX by float-adjusted market capitalization. Constituent companies for the S&P/ASX 200 Index are chosen based on market capitalization, public float and liquidity. All index-eligible securities that have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 index stocks may be selected.

The float-adjusted market capitalization of companies is determined based on the daily average market capitalization over the last six months. The security’s price history over the last six months, the latest available shares on issue and the investable weight factor (the “IWF”), are the factors relevant to the calculation of daily average market capitalization. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities.

Number of Shares

When considering the index eligibility of securities for inclusion or promotion into S&P/ASX indices, the number of index securities under consideration is based upon the latest available ASX quoted securities. For domestic securities (companies incorporated in Australia and traded on the ASX, companies incorporated overseas but exclusively listed on the ASX and companies incorporated overseas and traded on other markets but most of its trading activity is on the ASX), this figure is purely based upon the latest available data from the ASX.

Foreign-domiciled securities may quote the total number of securities on the ASX that is representative of their global equity capital; whereas other foreign-domiciled securities may quote securities on the ASX on a partial basis that represents their Australian equity capital. In order to overcome this inconsistency, S&P will quote the number of index securities that are represented by CHESS Depositary Interests (“CDIs”) for a foreign entity. When CDIs are not issued, S&P will use the total securities held on the Australian register (CHESS and, where supplied, the issuer sponsored register). This quoted number for a foreign entity is representative of the Australian equity capital, thereby allowing the S&P/ASX 200 Index to be increasingly reflective of the Australian market.

The number of CDIs or shares of a foreign entity quoted on the ASX can experience more volatility than is typically the case for ordinary shares on issue. Therefore, an average number on issue will be applied over a six-month period.

Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

IWF

The IWF represents the float-adjusted portion of a stock’s equity capital. Therefore any strategic holdings that are classified as either corporate, private or government holdings reduce the IWF which, in turn, results in a reduction in the float-adjusted market capital.

The IWF ranges between 0 and 1, is calculated as 1 – Sum of the % held by strategic shareholders who possess 5% or more of issued shares, and is an adjustment factor that accounts for the publicly available shares of a company. A company must have a minimum IWF of 0.3 to be eligible for index inclusion.

S&P Dow Jones Indices identifies the following shareholders whose holdings are considered to be control blocks and are subject to float adjustment:

1.            Government and government agencies;

2.            Controlling and strategic shareholders/partners;

3.            Any other entities or individuals which hold more than 5%, excluding insurance companies, securities companies and investment funds; and

4.            Other restricted portions such as treasury stocks.

Liquidity Test

Only stocks that are regularly traded are eligible for inclusion. Eligible stocks are considered for index inclusion based on their stock median liquidity (median daily value traded divided by its average float-adjusted market capitalization for the last six months relative to the market capitalization weighted average of the stock median liquidities of the 500 constituents of the All Ordinaries index, another member of the S&P/ASX index family).

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Index Maintenance

S&P rebalances constituents quarterly to ensure adequate market capitalization and liquidity using the previous six months’ data to determine index eligibility. Quarterly review changes take effect the third Friday of March, June, September and December. Eligible stocks are considered for index inclusion based on their float-adjusted market capitalization rank relative to the stated quota of 200 securities. For example, a stock that is currently in the S&P/ASX 300 and is ranked at 175, based on float-adjusted market capitalization, within the universe of eligible securities may be considered for inclusion into the S&P/ASX 200 Index, provided that liquidity hurdles are met.

In order to limit the level of index turnover, eligible securities will only be considered for index inclusion once another stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy buffer requirements in terms of the rank of the stock relative to a given index. The buffers are established to limit the level of index turnover that may take place at each quarterly rebalancing.

Between rebalancing dates, an index addition is generally made only if a vacancy is created by an index deletion. Index additions are made according to float-adjusted market capitalization and liquidity. An initial public offering is added to the S&P/ASX 200 Index only when an appropriate vacancy occurs and is subject to proven liquidity for at least two months. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion.

Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the S&P/ASX 200 Index will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers and acquisitions are removed from the S&P/ASX 200 Index at the cash offer price for cash-only offers. Otherwise, the best available price in the market is used.

Share numbers for all index constituents are updated quarterly and are rounded to the nearest thousand. The update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares or $100 million in value.

Share updates for foreign-domiciled securities will take place annually at the March rebalancing. The update to the number of index shares will only take place when the six-month average of CDIs or the Total Securities held in the Australian branch of issuer sponsored register (where supplied) and in CHESS, as of the March rebalancing, differs from the current index shares by either 5% or a market-cap dollar amount greater than A$ 100 million. Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

Intra-quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

▪	changes in a company’s float-adjusted shares of 5% or more due to market-wide shares issuance;

▪	rights issues, bonus issues and other major corporate actions; and

▪	share issues resulting from index companies merging and major off-market buy-backs.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.

The function of the IWF is also to manage the index weight of foreign-domiciled securities that quote shares on the basis of CDIs. Due to the volatility that is displayed by CDIs, unusually large changes in the number of CDIs on issue could result. Where this is the case, the IWF may be used to limit the effect of unusually large changes in the average number of CDIs (and, thereby, limit the potential to manipulate this figure). Where the Australian Index Committee sees fit to apply the IWF in this manner, the rationale for the decision will be announced to the market. This will be reviewed annually at the March-quarter index rebalancing date.

Index Calculation

The S&P/ASX 200 Index is calculated using a base-weighted aggregate methodology. The value of the S&P/ASX 200 Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the price of each stock in the S&P/ASX 200 Index times the number of shares of such stock included in the S&P/ASX 200 Index times that stock’s IWF, and the denominator of which is the divisor, which is described more fully below.

In order to prevent the value of the S&P/ASX 200 Index from changing due to corporate actions, all corporate actions may require S&P to make an index or divisor adjustment, as described in S&P’s rules. This helps maintain the value of the S&P/ASX 200 Index and ensures that the movement of the S&P/ASX 200 Index does not reflect the corporate actions of the individual companies that comprise the S&P/ASX 200 Index.

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing price of the indices based on (1) the closing prices published by the exchange or (2) if no closing price is available, the last regular trade reported for each security before the exchange closed. If the exchange fails to open due to unforeseen circumstances, S&P treats this closure as a standard market holiday. The S&P/ASX 200 Index will use the prior day’s closing prices and shifts any corporate actions to the following business day. If all exchanges fail to open or in other extreme circumstances, S&P may determine not to publish the S&P/ASX 200 Index for that day.

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S&P reserves the right to recalculate the S&P/ASX 200 Index under certain limited circumstances.

Historical Performance of the AS51

The following graph sets forth the historical performance of the AS51 based on the daily historical closing levels from January 1, 2008 through May 6, 2016. The closing level for the AS51 on May 6, 2016 was 5,292.046. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the AS51 should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the AS51 on any of the quarterly Observation Dates, including the Final Valuation Date.

License Agreement

The "S&P/ASX 200 Index" (the “Index”) is a product of S&P, and has been licensed for use by us. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); “Standard & Poor’s®,” “S&P/ASX 200®” and “S&P®” are trademarks of S&P Financial; and these trademarks have been licensed for use by S&P and sublicensed for certain purposes by us. The Notes are not sponsored, endorsed, sold or promoted by S&P, Dow Jones, S&P Financial, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P/ASX 200 Index to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the S&P/ASX 200 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P/ASX 200 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes. S&P Dow Jones Indices have no obligation to take our needs or the owners of Notes into consideration in determining, composing or calculating the S&P/ASX 200 Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the S&P/ASX 200 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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The Swiss Market Index

The Swiss Market Index (Bloomberg ticker “SMI”):

▪	was first launched with a base level of 1,500 as of June 30, 1988; and

▪	is sponsored, calculated, published and disseminated by the SIX Exchange.

The Swiss Market Index is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the Swiss Stock Exchange. The Management Committee of SIX Swiss Exchange is supported by an Index Commission (advisory board) in all index-related matters, notably in connection with changes to the Swiss Market Index rules and adjustments, additions and exclusions outside of the established review and acceptance period. The Index Commission meets at least twice annually.

Index Composition and Selection Criteria

The Swiss Market Index is comprised of the 20 highest ranked stocks traded on the Swiss Stock Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies; however, in some cases, foreign issuers with a primary listing on the Swiss Stock Exchange or investment companies that do not hold any shares of any other eligible company and that have a primary listing on the Swiss Stock Exchange may be included.

The ranking of each security is determined by a combination of the following criteria:

▪	average free-float market capitalization (compared to the capitalization of the entire Swiss Stock Exchange index family), and

▪	cumulative on order book turnover (compared to the total turnover of the Swiss Stock Exchange index family).

Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the Swiss Market Index.

The Swiss Market Index is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading.

The reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists are also published following the end of the third, fourth and first financial quarters.

In order to reduce turnover, an index constituent will not be replaced unless it is ranked below 23 or, if it is ranked 21 or 22, if another share ranks 18 or higher. If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the Swiss Stock Exchange, it will not be included in the Swiss Market Index unless it ranks at least 18 or better on the selection list on the basis of its turnover alone (i.e., without considering its free float).

Maintenance of the Index

Constituent Changes. In the case of major market changes as a result of capital events such as mergers or new listings, the Management Committee of SIX Swiss Exchange can decide at the request of the Index Commission that a security should be admitted to the Swiss Market Index outside the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the Swiss Market Index are no longer fulfilled. As a general rule, extraordinary acceptances into the Swiss Market Index take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the fifth trading day prior to the end of November cannot be included until the following March). An announced insolvency is deemed to be an extraordinary event and the security will be removed from the Swiss Market Index with five trading days’ prior notice if the circumstances permit such notice.

Number of Shares and Free Float. The securities included in the Swiss Market Index are weighted according to their free float. This means that shares deemed to be in firm hands are subtracted from the total market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Not counting as issued and outstanding equity capital are the approved capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for purposes of index calculation.

Shares held deemed to be in firm hands are shareholdings that have been acquired by one person or a group of persons in companies domiciled in Switzerland and which, upon exceeding 5%, have been reported to the SIX Exchange. Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company, are also deemed to be in firm hands.

For the calculation of the number of shares in firm hands, the SIX Exchange may also use other sources than the reports submitted to it. In particular, the SIX Exchange may use data gained from issuer surveys that it conducts itself.

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In general, shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating regardless whether a report has been made to the SIX Exchange. The SIX Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates and bonus certificates is taken into full account in calculating the Swiss Market Index because it does not confer voting rights.

The number of securities in the Swiss Market Index and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are pre-announced at least one month before the adjustment date, although the Index sponsor reserves the right to take account of recent changes before the adjustment date in the actual adjustment, so the definite new securities are announced five trading days before the adjustment date.

In order to avoid frequent slight changes to the weighting and to maintain the stability of the Swiss Market Index, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively and is in conjunction with a corporate action.

After a takeover, Six Exchange may, in exceptional cases, adjust the free float of a company upon publication of the end results after a five-day notification period or may exclude the security from the relevant index family. When an insolvency has been announced, an extraordinary adjustment will be made and the affected security will be removed from the Swiss Market Index after five trading days’ notice.

The Index sponsor reserves the right to make an extraordinary adjustment, in exceptional cases, without observing the notification period.

Calculation of the Index

The Index sponsor calculates the Swiss Market Index using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

Index =	Free Float Market Capitalization of the index Divisor

The “free float market capitalization of the index” is equal to the sum of the product of the last-paid price, the number of shares, the free-float factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any index component stock price is unavailable on any trading day, Six Exchange will use the last reported price for such component stock. Only prices from the SIX Exchange’s electronic order book are used in calculating the Swiss Market Index.

Divisor Value and Adjustments

The divisor is a technical number used to calculate the Swiss Market Index and is adjusted to reflect changes in market capitalization due to corporate events, and is adjusted by Six Exchange to reflect corporate events, as described in the Swiss Market Index rules.

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Historical Performance of the SMI

The following graph sets forth the historical performance of the SMI based on the daily historical closing levels from January 1, 2008 through May 6, 2016. The closing level for the SMI on May 6, 2016 was 7,735.60. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SMI should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SMI on any of the quarterly Observation Dates, including the Final Valuation Date.

License Agreement

These notes are not in any way sponsored, endorsed, sold or promoted by the SIX Exchange and the SIX Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the Swiss Market Index and/or the figure at which the Swiss Market Index stands at any particular time on any particular day or otherwise. However, the SIX Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the Swiss Market Index and the SIX Exchange shall not be under any obligation to advise any person of any error therein.

® SIX Group, SIX Swiss Exchange, SPI, Swiss Performance Index (SPI), SPI EXTRA, SPI ex SLI, SMI, Swiss Market Index (SMI), SMI MID (SMIM), SMI Expanded, SXI, SXI Real Estate, SXI Swiss Real Estate, SXI Life Sciences, SXI Bio+Medtech, SLI, SLI Swiss Leader Index, SBI, SBI Swiss Bond Index, SAR, SAR SWISS AVERAGE RATE, SARON, SCR, SCR SWISS CURRENT RATE, SCRON, SAION, SCION, VSMI and SWX Immobilienfonds Index are trademarks that have been registered in Switzerland and/or abroad by SIX Group Ltd respectively SIX Exchange. Their use is subject to a licence.

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events of default and acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Average Reference Return and the Final Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to any Reference Asset Component on that scheduled trading day, then the accelerated Final Valuation Date for that Reference Asset Component will be postponed for up to four scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Reference Asset Component on the scheduled trading day immediately preceding the date of acceleration, the determination of that Reference Asset Component’s relevant levels will be made on that date, irrespective of the existence of a Market Disruption Event with respect to another Reference Asset Component occurring on that date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this free writing prospectus, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the price to public set forth on the cover page of this free writing prospectus. Neither HSBC Securities (USA) Inc. or any of its affiliates will pay any underwriting discount in connection with the distribution of the notes.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this free writing prospectus in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

U.S. Federal Income Tax Considerations

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax.

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These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to Notes issued before January 1, 2017. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption, or other disposition of the Notes will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$         Enhanced Averaging Buffered
Notes

May 11, 2016

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-13
Information Relating to the Reference Asset Components	FWP-14
Events of Default and Acceleration	FWP-23
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-23
U.S. Federal Income Tax Considerations	FWP-23

Equity Index Underlying Supplement
Disclaimer	S-1
Risk Factors	S-2
The DAX® Index	S-7
The Dow Jones Industrial AverageSM	S-9
The EURO STOXX 50® Index	S-11
The FTSETM 100 Index	S-13
The Hang Seng® Index	S-14
The Hang Seng China Enterprises Index®	S-16
The KOSPI 200 Index	S-19
The MSCI Indices	S-22
The NASDAQ-100 Index®	S-26
The Nikkei 225 Index	S-30
The PHLX Housing SectorSM Index	S-32
The Russell 2000® Index	S-36
The S&P 100® Index	S-40
The S&P 500® Index	S-44
The S&P 500® Low Volatility Index	S-47
The S&P BRIC 40 Index	S-50
The S&P MidCap 400® Index	S-52
The TOPIX® Index	S-55
Additional Terms of the Notes	S-57

Prospectus Supplement
Risk Factors	S-1
Free writing prospectus	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	54
Legal Opinions	57
Experts	58